Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated May 14, 2024 (except as to Notes 1, 2, 7, 9 and 12 as to which the date is June 12, 2024), with respect to the consolidated financial statements of Icon Energy Corp. included in the Registration Statement (Form F-1 No. 333-284370) and related Prospectus of Icon Energy Corp. for the registration of Units, each Unit consisting of one Common Share or one Pre-Funded Warrant to Purchase one Common Share and one Class A Warrant to Purchase one Common Share.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

January 23, 2025